Exhibit 99.1

News Release
www.dcppartners.com

	Investor Relations Contact:	Andrea Attel
August 3, 2016	Phone:	303-605-1741
	Cell:	720-235-6433

DCP MIDSTREAM PARTNERS REPORTS SECOND QUARTER 2016 RESULTS
DENVER, August 3, 2016 (GLOBE NEWSWIRE) - DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, today reported financial results for the three and six months ended June 30, 2016.
SECOND QUARTER 2016 SUMMARY RESULTS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(Unaudited)
	(Millions, except per unit amounts)

Net income (loss) attributable to partners	$45	$(2)	$117	$67
Net income (loss) per limited partner unit - basic and diluted	$0.12	$(0.29)	$0.48	$0.04
Adjusted EBITDA(1)	$138	$151	$311	$313
Distributable cash flow(1)	$128	$141	$293	$281

(1)
This press release includes the following non-GAAP financial measures: distributable cash flow, adjusted EBITDA and adjusted segment EBITDA. Each of these denotes a financial measure not presented in accordance with U.S. generally accepted accounting principles, or GAAP. Each such non-GAAP financial measure is defined below under “Non-GAAP Financial Information”, and each is reconciled to its most directly comparable GAAP financial measures under “Reconciliation of Non-GAAP Financial Measures” in schedules at the end of this press release.

RECENT HIGHLIGHTS

•
Net income attributable to partners was $45 million in the second quarter of 2016, or $0.12 per basic and diluted limited partner unit and net loss attributable to partners was $(2) million in the second quarter of 2015, or $(0.29) per basic and diluted limited partner unit.

•
Distributable cash flow was $128 million in the second quarter of 2016 resulting in a distribution coverage ratio of 1.06 times in the second quarter of 2016 and 1.21 times for the trailing twelve months.

•
Adjusted EBITDA was $138 million in the second quarter of 2016 versus $151 million in the second quarter of 2015. Adjusted EBITDA decreased from the second quarter 2016 versus the same period in 2015 due to the expiration of direct commodity hedges at the end of the first quarter 2016, which was offset by growth primarily from the DJ Basin systems, higher NGL volumes on certain NGL pipelines and lower operating costs due to continued cost savings initiatives. The second quarter 2016 also reflected lower natural gas throughput volumes primarily on the Eagle Ford and East Texas systems and lower commodity prices.

•
The Partnership agreed to sell it non-strategic Northern Louisiana system for $160 million during the second quarter and closed the transaction on July 1, 2016. Proceeds were used to repay a portion of the outstanding borrowings on the Partnership's credit facility. The assets were sold for a high multiple and the sale is expected to be neutral to distributable cash flow for 2016.

•
The Partnership has also idled approximately 320 million cubic feet per day of underutilized processing capacity in its Eagle Ford and East Texas systems. The idling of these plants has contributed to lower costs and improved asset utilization.

"Our focused execution in a continued difficult environment delivered lower operating costs, growth in fee based assets and improved asset utilization offsetting our anticipated hedge roll-off," said Wouter van Kempen, chairman, CEO and president of the Partnership, and of DCP Midstream, the owner of the Partnership's general partner. “Once again these results underscore how the execution of our DCP 2020 strategy continues to contribute to our performance and is resetting the business to be sustainable in any environment."
DISTRIBUTION AND DISTRIBUTABLE CASH FLOW
On July 26, 2016, the Partnership announced a quarterly distribution of $0.78 per limited partner unit. This distribution remains unchanged from the previous quarter and the second quarter of 2015.
The Partnership's distributable cash flow of $128 million for the three months ended June 30, 2016, provided a 1.06 times distribution coverage ratio adjusted for the timing of actual distributions paid during the quarter. The distribution coverage ratio adjusted for the timing of actual distributions paid during the last four quarters was approximately 1.21 times.
OPERATING RESULTS BY BUSINESS SEGMENT
Natural Gas Services
Natural Gas Services Segment net income (loss) attributable to Partners for the three months ended June 30, 2016 and 2015, was $36 million and $(7) million, respectively.
Adjusted segment EBITDA decreased to $102 million for the three months ended June 30, 2016, from $125 million for the three months ended June 30, 2015, reflecting the expiration of certain direct commodity hedges at the end of the first quarter, lower volumes primarily related to our Eagle Ford and East Texas systems and lower commodity prices. These decreases were partially offset by growth on our DJ Basin system related to the ramp up of both the Lucerne 2 plant which commenced operations in June 2015, and Grand Parkway which commenced operations at the beginning of 2016, and lower operating costs due to continued cost savings initiatives.

NGL Logistics
NGL Logistic Segment net income attributable to Partners for the three months ended June 30, 2016 and 2015, was $51 million and $41 million, respectively.
Adjusted segment EBITDA increased to $53 million for the three months ended June 30, 2016, from $43 million for the three months ended June 30, 2015, reflecting higher pipeline throughput volumes on Southern Hills, Sand Hills and Front Range due to growth and increased NGL production from new plants placed into service in 2015, higher throughput volumes on Panola beginning in February 2016, higher fractionated volumes at both of our Mont Belvieu fractionators and lower operating expenses.
Wholesale Propane Logistics
Wholesale Propane Logistic Segment net income attributable to Partners for both the three months ended June 30, 2016 and 2015, was $4 million.
Adjusted segment EBITDA increased to $5 million for the three months ended June 30, 2016, from $4 million for the three months ended June 30, 2015, reflecting lower operating expenses partially offset by lower propane sales volumes from lower demand associated with seasonality and warmer weather.
Corporate and Other
Interest expense for the three months ended June 30, 2016 increased primarily due to lower capitalized interest related to projects that were placed into service. General and administrative expenses for the three months ended June 30, 2016 remained flat per the annual fee under the Partnership's services agreement.
CAPITALIZATION, LIQUIDITY AND FINANCING
At June 30, 2016, the Partnership had $2,367 million of long-term debt outstanding composed of senior notes and $316 million of borrowings outstanding under its $1,250 million revolving credit facility. Total available revolver capacity was $933 million, all of which was available for working capital and other general partnership purposes. The Partnership's leverage ratio pursuant to its credit facility for the quarter ended June 30, 2016, was approximately 3.4 times. The effective interest rate on the Partnership's overall debt position, as of June 30, 2016, was 3.6 percent. During the second quarter of 2016, the Partnership did not issue any equity to the public.
CAPITAL EXPENDITURES AND INVESTMENTS
During the three months ended June 30, 2016, the Partnership had total growth capital expenditures and equity investments totaling approximately $14 million and total maintenance capital expenditures totaling $1 million.

COMMODITY DERIVATIVE ACTIVITY
The objective of the Partnership's commodity risk management program is to protect downside risk in its distributable cash flow. The Partnership utilizes mark-to-market accounting treatment for its commodity derivative instruments. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted future derivative settlement prices and the forward prices of the underlying commodities at the end of the accounting period. Revaluing the Partnership's commodity derivative instruments based on futures pricing at the end of the period creates assets or liabilities and associated non-cash gains or losses. Realized gains or losses from cash settlement of the derivative contracts occur monthly as the Partnership's physical commodity sales are realized or when the Partnership rebalances its portfolio. Non-cash gains or losses associated with the mark-to-market accounting treatment of the Partnership's commodity derivative instruments do not affect its distributable cash flow.
For the three and six months ended June 30, 2016, commodity derivative activity and total revenues included non-cash losses of $37 million and $82 million, and non-cash losses of $55 million and $97 million for the three and six months ended June 30, 2015. Net hedge cash settlements for the three and six months ended June 30, 2016, were receipts of $17 million and $71 million. Net hedge cash settlements for the three and six months ended June 30, 2015, were receipts of $49 million and $110 million.

EARNINGS CALL
DCP Midstream Partners, LP, or the Partnership, will hold a conference call to discuss second quarter results on Thursday, August 4, 2016, at 10:00 a.m. ET. The live audio webcast of the conference call and presentation slides can be accessed through the Investors section of DCP Midstream Partners’ website at www.dcppartners.com and the conference call can be accessed by dialing (844) 233-0113 in the United States or (574) 990-1008 outside the United States. The conference confirmation number is 51634503. An replay of the conference call will also be available by accessing the Investor section of the Partnership's website.

NON-GAAP FINANCIAL INFORMATION
This press release and the accompanying financial schedules include the following non-GAAP financial measures: distributable cash flow, adjusted EBITDA and adjusted segment EBITDA. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. The Partnership's non-GAAP financial measures should not be considered in isolation or as an alternative to its financial measures presented in accordance with GAAP, including operating revenues, net income or loss attributable to partners, net cash provided by or used in operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. The non-GAAP financial measures presented by us may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner.
We define distributable cash flow as net cash provided by or used in operating activities, less maintenance capital expenditures, net of reimbursable projects, plus or minus adjustments for non-cash mark-to-market of derivative instruments, net income attributable to noncontrolling interests net of depreciation and income tax, net changes in operating assets and liabilities, other adjustments to reconcile net cash provided by or used in operating activities, and certain other items. Maintenance capital expenditures are cash expenditures made to maintain the Partnership's cash flows, operating capacity or earnings capacity. These expenditures add on to or improve capital assets owned, including certain system integrity, compliance and safety improvements. Maintenance capital expenditures also include certain well connects, and may include the acquisition or construction of new capital assets. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices and interest rates. We compare the distributable cash flow we generate to the cash distributions we expect to pay and have paid to our partners. Using this metric, we compute our distribution coverage ratio. Distributable cash flow is used as a supplemental liquidity and performance measure by the Partnership's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others, to assess the Partnership's ability to make cash distributions to its unitholders and its general partner.
We define adjusted EBITDA as net income or loss attributable to partners less interest income, noncontrolling interest in depreciation and income tax expense, non-cash commodity derivative gains, plus interest expense, income tax expense, depreciation and amortization expense, non-cash commodity derivative losses, and certain other items. The commodity derivative non-cash losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices. We define adjusted segment EBITDA for each segment as segment net income or loss attributable to partners plus or minus adjustments for non-cash mark-to-market of commodity derivative instruments for that segment, plus depreciation and amortization expense, and certain other items for that segment, adjusted for any noncontrolling interest portion of depreciation, amortization and income tax expense for that segment. The Partnership's adjusted

EBITDA equals the sum of the adjusted segment EBITDA reported for each of its segments, plus general and administrative expense.
Adjusted EBITDA is used as a supplemental liquidity and performance measure and adjusted segment EBITDA is used as a supplemental performance measure by the Partnership's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others to assess:

•	financial performance of the Partnership's assets without regard to financing methods, capital structure or historical cost basis;

•	the Partnership's operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure;

•	viability and performance of acquisitions and capital expenditure projects and the overall rates of return on investment opportunities;

•	performance of the Partnership's business excluding non-cash commodity derivative gains or losses; and

•
in the case of Adjusted EBITDA, the ability of the Partnership's assets to generate cash sufficient to pay interest costs, support its indebtedness, make cash distributions to its unitholders and general partner, and finance maintenance capital expenditures.

ABOUT DCP MIDSTREAM PARTNERS
DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and recovering and selling condensate; and transporting, storing and selling propane in wholesale markets. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LP, which in turn is managed by its general partner, DCP Midstream GP, LLC, which is 100 percent owned by DCP Midstream, LLC, a joint venture between Phillips 66 and Spectra Energy Corp. For more information, visit the DCP Midstream Partners, LP website at www.dcppartners.com.
CAUTIONARY STATEMENTS
This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond the Partnership's control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership's actual results may vary materially from what management anticipated, estimated, projected or expected.
The key risk factors that may have a direct bearing on the Partnership's results of operations and financial condition are described in detail in the Partnership's annual and quarterly reports most recently filed with the Securities and Exchange Commission and other such matters discussed in the “Risk Factors” section of the Partnership's 2015

Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2016. Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership's annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The forward looking statements contained herein speak as of the date of this announcement. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

DCP MIDSTREAM PARTNERS, LP
FINANCIAL RESULTS AND
SUMMARY BALANCE SHEET DATA
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(Millions, except per unit amounts)
Sales of natural gas, propane, NGLs and condensate	$264	$352	$531	$822
Transportation, processing and other	104	84	207	163
(Losses) gains from commodity derivative activity, net	(20)	(6)	(11)	13
Total operating revenues	348	430	727	998
Purchases of natural gas, propane and NGLs	(231)	(306)	(462)	(708)
Operating and maintenance expense	(45)	(51)	(93)	(98)
Depreciation and amortization expense	(30)	(29)	(62)	(58)
General and administrative expense	(21)	(22)	(42)	(43)
Goodwill impairment	—	(49)	—	(49)
Other expense	(3)	(1)	(3)	(1)
Total operating costs and expenses	(330)	(458)	(662)	(957)
Operating income (loss)	18	(28)	65	41
Interest expense	(24)	(22)	(48)	(44)
Earnings from unconsolidated affiliates	53	44	102	67
Income tax (expense) benefit	(1)	4	(1)	3
Net income attributable to noncontrolling interests	(1)	—	(1)	—
Net income (loss) attributable to partners	45	(2)	117	67
General partner's interest in net income	(31)	(31)	(62)	(62)
Net income (loss) allocable to limited partners	$14	$(33)	$55	$5

Net income (loss) per limited partner unit — basic and diluted	$0.12	$(0.29)	$0.48	$0.04

Weighted-average limited partner units outstanding — basic and diluted	114.7	114.7	114.7	114.5

	June 30,	December 31,
	2016	2015
	(Millions)

Cash and cash equivalents	$1	$2
Other current assets	200	304
Assets held for sale	118	—
Property, plant and equipment, net	3,302	3,476
Other long-term assets	1,681	1,695
Total assets	$5,302	$5,477

Current liabilities	$209	$200
Liabilities held for sale	3	—
Long-term debt	2,367	2,424
Other long-term liabilities	45	48
Partners' equity	2,647	2,772
Noncontrolling interests	31	33
Total liabilities and equity	$5,302	$5,477

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(Millions, except per unit amounts)
Reconciliation of Non-GAAP Financial Measures:
Net income (loss) attributable to partners	$45	$(2)	$117	$67
Interest expense	24	22	48	44
Depreciation, amortization and income tax expense, net of noncontrolling interests	29	26	61	55
Goodwill impairment	—	49	—	49
Discontinued construction projects	—	1	—	1
Other charges	3	—	3	—
Non-cash commodity derivative mark-to-market	37	55	82	97
Adjusted EBITDA	138	151	311	313
Interest expense	(24)	(22)	(48)	(44)
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(1)	(8)	(3)	(15)
Distributions from unconsolidated affiliates, net of earnings	11	17	25	20
Impact of minimum volume receipt for throughput commitment	4	2	7	5
Other, net	—	1	1	2
Distributable cash flow	$128	$141	$293	$281

Net cash provided by operating activities	$132	$162	$320	$350
Interest expense	24	22	48	44
Distributions from unconsolidated affiliates, net of earnings	(11)	(17)	(25)	(20)
Net changes in operating assets and liabilities	(40)	(69)	(108)	(154)
Net income attributable to noncontrolling interests, net of depreciation and income tax	(2)	—	(2)	(1)
Non-cash commodity derivative mark-to-market	37	55	82	97
Other, net	(2)	(2)	(4)	(3)
Adjusted EBITDA	$138	$151	$311	$313
Interest expense	(24)	(22)	(48)	(44)
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(1)	(8)	(3)	(15)
Distributions from unconsolidated affiliates, net of earnings	11	17	25	20
Other, net	4	3	8	7
Distributable cash flow	$128	$141	$293	$281

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
SEGMENT FINANCIAL RESULTS AND OPERATING DATA
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(Millions, except as indicated)
Natural Gas Services Segment:
Financial results:
Segment net income (loss) attributable to partners	$36	$(7)	$93	$44
Non-cash commodity derivative mark-to-market	36	55	81	100
Depreciation and amortization expense	28	27	57	53
Goodwill impairment	—	49	—	49
Discontinued construction projects	—	1	—	1
Other charges	3	—	3	—
Noncontrolling interest portion of depreciation and income tax	(1)	—	(1)	(1)
Adjusted segment EBITDA	$102	$125	$233	$246

Operating and financial data:
Natural gas throughput (MMcf/d)	2,640	2,679	2,683	2,655
NGL gross production (Bbls/d)	169,983	156,840	165,147	153,932
Operating and maintenance expense	$39	$43	$79	$83

NGL Logistics Segment:
Financial results:
Segment net income attributable to partners	$51	$41	$99	$78
Depreciation and amortization expense	2	2	4	4
Adjusted segment EBITDA	$53	$43	$103	$82

Operating and financial data:
NGL pipelines throughput (Bbls/d)	295,520	255,810	288,366	254,001
NGL fractionator throughput (Bbls/d)	57,909	56,043	59,334	54,018
Operating and maintenance expense	$5	$6	$10	$10

Wholesale Propane Logistics Segment:
Financial results:
Segment net income attributable to partners	$4	$4	$16	$29
Non-cash commodity derivative mark-to-market	1	—	1	(3)
Depreciation and amortization expense	—	—	1	1
Adjusted segment EBITDA	$5	$4	$18	$27

Operating and financial data:
Propane sales volume (Bbls/d)	9,897	10,420	15,351	20,517
Operating and maintenance expense	$1	$2	$4	$5

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2016		2015		2016		2015
	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Distributable cash flow	$128		$141		$293		$281
Distributions declared	$121		$121		$242		$242
Distribution coverage ratio - declared	1.06	x	1.17	x	1.21	x	1.16	x

Distributable cash flow	$128		$141		$293		$281
Distributions paid	$121		$121		$242		$241
Distribution coverage ratio - paid	1.06	x	1.17	x	1.21	x	1.17	x

	Q315	Q415	Q116	Q216	Twelve months ended June 30, 2016
	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Net income attributable to partners	$71	$90	$72	$45	$278
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(5)	(5)	(2)	(1)	(13)
Depreciation, amortization and income tax expense, net of noncontrolling interests	30	29	32	29	120
Non-cash commodity derivative mark-to-market	8	25	45	37	115
Distributions from unconsolidated affiliates, net of earnings	3	5	14	11	33
Goodwill impairment	33	—	—	—	33
Impact of minimum volume receipt for throughput commitment	4	(10)	3	4	1
Discontinued construction projects	—	9	—	—	9
Other, net	2	2	1	3	8
Distributable cash flow	$146	$145	$165	$128	$584
Distributions declared	$120	$121	$121	$121	$483
Distribution coverage ratio - declared	1.22x	1.20x	1.36x	1.06x	1.21x

Distributable cash flow	$146	$145	$165	$128	$584
Distributions paid	$121	$120	$121	$121	$483
Distribution coverage ratio - paid	1.21x	1.21x	1.36x	1.06x	1.21x